Exhibit 99.1

February 3, 2006

Dear Fellow Shareholders:

          Earnings for Federal Trust Corporation for the quarter ended December 31, 2005, were $1,165,000 or $.14 per basic and diluted share, compared to $487,000 or $.06 per basic and diluted share for the fourth quarter of 2004.  For the year, earnings increased 44% to $4,436,000 from $3,089,000 in 2004.  On a per share basis, 2005 earnings were $.55 basic and $.54 fully diluted per share compared to $.44 basic and $.43 per fully diluted share for 2004.  At December 31, 2005, our total assets were $735.4 million, an increase of $132.6 million, or 22%, from December 31, 2004.  Stockholders’ equity at the end of 2005 was $44.1 million, and the book value per share was $5.35.

          Our fourth quarter results confirmed our forecasted performance for the year.  During 2005, we remained focused on increasing earnings, but at the same time, we invested resources of time and money in the expansion of our branch network in targeted markets. It was a very busy quarter from the standpoint of obtaining permits, starting construction and executing leases, which are the groundbreaking steps necessary to expand the franchise to the 11 full-service branches described in a prior press release.  As some of you may have heard, finding suitable branch locations in Florida has become increasingly difficult.  While some quality locations are available, the associated high costs are not feasible in many cases.  Rather than accepting lower cost, less desirable locations, as some of our competitors have done to support their expansion plans, we have been disciplined in our site selection approach by limiting our search to quality locations that are cost-effective.  An example of this approach is our Lake Mary branch, which opened in January and has already surpassed $6 million in deposits.  A grand opening celebration and other periodic marketing efforts should make our newest office profitable by the end of 2006.  The other branch sites that will be coming on-line possess the same dynamic characteristics.

          Another major initiative accomplished this quarter was the hiring and training of staff for our newly formed mortgage company.  Headed by President Thomas Spatola, a proven mortgage specialist with over 30 years’ experience, Federal Trust Mortgage Company has exciting production plans for 2006, which should have a positive impact to earnings.

          Since becoming a public company eight years ago, we have seen Federal Trust grow from one to seven offices, with assets growing from $147 million to $735 million, and our stock price increase from $2.00 to $12.63 per share, an increase of 532%.  We believe these results are impressive, and have gained much attention in the investment market. The results we have achieved could not have been accomplished without the support and unity of our shareholders.

February 3, 2006

          In the midst of our remarkable progress, we have been instructed by two investors to sell the company now.  One has since retracted his position, but after many negative and disruptive remarks in trade publications, indicated that he wants to put his representative on our Board of Directors.  We believe that neither of these actions is in the best interest of Federal Trust or our shareholders.  These actions seem to be part of the new trend known as “wolf pack” tactics being employed by money fund investors to promote their own agendas.  We hope that this will not result in a costly and time-consuming proxy solicitation contest.  Nevertheless, it is gratifying to know that other investment bankers who have followed our Company and supported our stock, believe in our strategy and our ability to make Federal Trust even more valuable (see Allen C. Ewing & Company’s letter enclosed).  Others have echoed this sentiment by encouraging us to stay the course.

          It is my sincerest desire that you will continue to support your management and Board as we continue to implement our strategic plan to enhance our franchise and shareholder value.

Sincerely,

James V. Suskiewich
Chairman

Enclosure

TO:	Ewing Clients Who Own Shares of Federal Trust Corporation, Sanford, FL

FROM:	Ben Bishop

DATE:	December 9, 2005

SUBJECT:	Update as of 9/30/05 Quarterly Report
Recent Comments by Keefe Partners

Our clients have owned this stock for many years and most have a very low cost basis.  The stock traded today at $12.00.

The Company’s third quarter report is attached, and it states that assets were $718 million, equity was $43 million or $5.24/share based on 8,400,000 shares, and earnings for the nine months were $3,270,000, or $0.41/share.  While earnings in the third quarter were disappointing at $0.11/share versus $0.13/share in the third quarter of 2004 because of a non-recurring charge of $0.03/share, the Company should earn $4,400,000, or $0.55/share in 2005 versus $0.44 in 2004.

Approximately six years ago, Jim Suskiewich, Chairman and CEO of Federal Trust, and the Federal Trust Board implemented a strategy for Federal Trust to build a major retail franchise along the I-4 Corridor between Orlando and Daytona Beach and to staff the Company with experienced lenders to emphasize small business commercial lending.  Over the past six years, the Company has opened four branches, two more branches will open in 2005 and early 2006, and additional branch sites have been acquired (see map).  Notwithstanding the costs of the development of these eight branches which impact current earnings negatively for up to three years, the Company’s earnings have grown at 20% per year for the three years ended 12/31/04.

The Company’s earnings in 2006 should return to historical growth rates which would produce earnings in 2006 of $0.60- $0.65/share and a pro forma book value as of 12/31/06 of approximately $5.75.  Earnings growth in 2007 should continue at a similar pace assisted by the improving profitability of the new branches.

In recent months, Jim Suskiewich and the Federal Trust Board have been criticized by Keefe Managers, an investment firm in New York City, because of the Company’s low ROA ratio, and Keefe also wishes to elect one of its clients who is a banker from Connecticut to the Federal Trust Board.  Keefe at one time suggested that the Board should put the Company up for sale.  Keefe Managers owns approximately 9.6% of Federal Trust shares.

Regional bank holding companies have acquired Florida banks because of their long-term asset growth potential, their current and future earnings, and their potential value, i.e., branches, core deposits, loans, customers, etc.  Allen C. Ewing & Co. has recommended Federal Trust shares over the years because of its growth franchise, its good management, and the likelihood that the Company will be merged in due course.

Federal Trust is in the process of carrying out its successful business plan of building earnings and franchise value.  Its projected eleven-branch network should be in full operation by 2007, at which time the Company should be much larger and more profitable.  To merge the Company now, as implied by Keefe, would be premature, in our opinion, as a better price will be available in 2007.

BCBJr:sa
Attachments